As filed with the U.S. Securities and Exchange Commission on April 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOOM VIDEO COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	61-1648780
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

55 Almaden Blvd, 6th Floor

San Jose, California 95113

(888) 799-9666

(Address of principal executive offices) (Zip code)

Zoom Video Communications, Inc. Fourth Amended and Restated 2011 Global Share Plan

Zoom Video Communications, Inc. 2019 Equity Incentive Plan

Zoom Video Communications, Inc. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

Eric S. Yuan

President and Chief Executive Officer

Zoom Video Communications, Inc.

55 Almaden Blvd, 6th Floor

San Jose, California 95113

(Name and address of agent for service)

(888) 799-9666

(Telephone number, including area code, of agent for service)

Copies to:

Jon C. Avina Calise Y. Cheng Bradley M. Libuit Alex K. Kassai Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Aparna Bawa General Counsel 55 Almaden Blvd, 6th Floor San Jose, CA 95113 (888) 799-9666

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share
– 2019 Equity Incentive Plan	58,300,889(2)(3)	$36.00(8)	$2,098,832,004	$254,379
– 2019 Employee Stock Purchase Plan	9,000,000(4)(5)	$30.60(9)	$275,400,000	$33,379
– Fourth Amended and Restated 2011 Global Share Plan	22,992,078(6)	$—(10)	$—	$—
Class B Common Stock, par value $0.001 per share
– Fourth Amended and Restated 2011 Global Share Plan	22,992,078(7)	$3.48(11)	$80,012,432	$9,698
Total	113,285,045		$2,454,244,436	$297,456

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A or Class B common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A or Class B common stock, as applicable.

(2)

Represents the sum of (i) 34,000,000 shares reserved for future issuance pursuant to stock awards under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”), plus (ii) shares reserved and available for the grant of new stock awards under the Registrant’s Fourth Amended and Restated 2011 Global Share Plan (the “2011 Plan”) as of immediately prior to the time the 2019 Plan became effective, which such shares shall become available as shares of Class A common stock for future issuance pursuant to the terms of the 2019 Plan, plus (iii) shares subject to outstanding awards originally granted under the 2011 Plan that following the time the 2019 Plan became effective: (a) expire or terminate for any reason prior to exercise or settlement; (b) are not issued because all or a portion of such stock award is settled in cash, (c) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required to vest such shares; or (d) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award, which such shares shall become available as shares of Class A common stock for future issuance pursuant to the terms of the 2019 Plan.

(3)

The number of shares reserved for issuance under the 2019 Plan will automatically increase on February 1st each year, starting on February 1, 2020 and continuing through February 1, 2029, by the lesser of (a) five percent (5%) of the total number of shares of the Registrant’s capital stock outstanding on January 31st of the preceding fiscal year and (b) a number determined by the Registrant’s board of directors or compensation committee.

(4)	Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”).
(5)

The number of shares reserved for issuance under the 2019 ESPP will automatically increase on February 1st each year, starting on February 1, 2020 and continuing through February 1, 2029, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s capital stock outstanding on January 31st of the preceding fiscal year, (b) 7,500,000 shares of Class A common stock or (c) a number determined by the Registrant’s board of directors or compensation committee.

(6)	Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying options outstanding under the 2011 Plan as of the date of this Registration Statement.
(7)	Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2011 Plan as of the date of this Registration Statement.
(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $36.00 per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-230444) declared effective on April 17, 2019.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $36.00 per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-230444) declared effective on April 17, 2019 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2019 ESPP.

(10)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2011 Plan.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Zoom Video Communications, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)    The Registrant’s prospectus filed on April 18, 2019 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-230444), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)    The description of the Registrant’s Class A Common Stock which is contained in a registration statement on Form 8-A filed on April 8, 2019 (File No. 001-38865) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect immediately prior to the completion of the initial public offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Form of Class A common stock certificate of the Registrant.	S-1	333-230444	4.1	April 8, 2019

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Zoom Video Communications, Inc. Fourth Amended and Restated 2011 Global Share Plan, and forms of agreements thereunder.	S-1	333-230444	10.1	March 22, 2019

99.2	Zoom Video Communications, Inc. 2019 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-230444	10.2	April 8, 2019

99.3	Zoom Video Communications, Inc. 2019 Employee Stock Purchase Plan.	S-1	333-230444	10.3	April 8, 2019

*	Filed herewith

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 23rd day of April, 2019.

ZOOM VIDEO COMMUNICATIONS, INC.

By:	/s/ Eric S. Yuan
Eric S. Yuan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric S. Yuan, Kelly Steckelberg and Aparna Bawa, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric S. Yuan Eric S. Yuan	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2019

/s/ Kelly Steckelberg Kelly Steckelberg	Chief Financial Officer (Principal Financial Officer)	April 23, 2019

/s/ Roy Benhorin Roy Benhorin	Chief Accounting Officer (Principal Accounting Officer)	April 23, 2019

/s/ Jonathan Chadwick Jonathan Chadwick	Director	April 23, 2019

/s/ Carl M. Eschenbach Carl M. Eschenbach	Director	April 23, 2019

/s/ Peter Gassner Peter Gassner	Director	April 23, 2019

/s/ Kimberly L. Hammonds Kimberly L. Hammonds	Director	April 23, 2019

/s/ Dan Scheinman Dan Scheinman	Director	April 23, 2019

/s/ Santiago Subotovsky Santiago Subotovsky	Director	April 23, 2019

/s/ Bart Swanson Bart Swanson	Director	April 23, 2019